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                                                                   EXHIBIT 3.1.1


                                 AMENDMENT NO. 1
                                       TO
              AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         HERITAGE PROPANE PARTNERS, L.P.


         This Amendment (this "Amendment") to the Amended and Restated Agreement of Limited Partnership of Heritage Propane Partners, L.P. (the "Partnership"), dated as of June 27, 1996 (the "Partnership Agreement") is entered into effective as of August 9, 2000, by Heritage Holdings, Inc., a Delaware corporation (the "General Partner"), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

                                    RECITALS


                  WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner except as otherwise provided in the Partnership Agreement, may, for any Partnership purpose, at any time or from time to time, issue additional Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion; and

                  WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner (subject to Section 5.7 of the Partnership Agreement) may amend any provision of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6; and

                  WHEREAS, the General Partner has determined that the creation of the Class B Subordinated Units and the Class C Units provided for in this Amendment (collectively, the "New Units") will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units and Subordinated Units; and

                  WHEREAS, the New Units, upon issuance, will have rights to distributions or in liquidation ranking on a parity with, or subordinate to, the Common Units; and

                  WHEREAS, the issuance of the New Units complies with the requirements of the Partnership Agreement;

         NOW, THEREFORE, the Partnership Agreement is hereby amended to create two new classes of Partnership Securities as follows:


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                                    AMENDMENT


         SECTION 1. ESTABLISHMENT OF TERMS OF CLASS B SUBORDINATED UNITS. There is hereby created a series of Units to be designated as "Class B Subordinated Units," consisting of a total of 1,382,514 Class B Subordinated Units and having the following terms and conditions:

         A. Prior to the conversion of the Class B Subordinated Units as provided in Section 2, Section 4 or Section 5 hereof, unless amended pursuant to Section 3 hereof:

                  (i)      During the Subordination Period:

                                    (a) all allocations of items of Partnership
                           income, gain, loss, deduction and credit shall be made to the Class B Subordinated Units on a basis that is pro rata with the Subordinated Units, so that the amount thereof allocated to each Subordinated Unit will equal the amount thereof allocated to each Class B Subordinated Unit; and

                                    (b) the Class B Subordinated Units shall
                           have the right to share in Partnership distributions on a pro rata basis with the Subordinated Units, so that the amount of any Partnership distribution to each Subordinated Unit will equal the amount of such distribution to each Class B Subordinated Unit; and

                                    (c) the Class B Subordinated Units shall
                           have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions, that are pro rata with the Subordinated Units, so that the amount of any liquidating distribution to each Subordinated Unit will equal the amount of such distribution to each Class B Subordinated Unit;

                  (ii) After the Subordination Period, for so long as Class B Subordinated Units remain outstanding:

                                    (a) all items of Partnership income, gain,
                           loss, deduction and credit shall be made to the Class B Subordinated Units to the same extent as such items would be so allocated if such Class B Subordinated Units were Subordinated Units that were then outstanding and the Subordination Period had not ended; and

                                    (b) the Class B Subordinated Units shall
                           have the right to share in Partnership distributions and shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions, in each case to the same extent as if such Class B Subordinated Units were Subordinated Units that were then outstanding and the Subordination Period had not ended.


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         B.       The Class B Subordinated Units will not have the privilege of conversion as set forth in Section 5.8 of the Partnership Agreement (and Section 5.8 shall not apply to the Class B Subordinated Units); rather, the Class B Subordinated Units will be converted only pursuant to the provisions of Section 2, Section 4 or Section 5 hereof. A Class B Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b) of the Partnership Agreement.

         C. During the Subordination Period, (i) the Class B Subordinated Units will have voting rights that are identical to the voting rights of the Subordinated Units and will vote with the Subordinated Units as a single class, so that each Class B Subordinated Unit will be entitled to one vote on each matter with respect to which such Class B Subordinated Unit is entitled to be voted; and (ii) each reference in the Partnership Agreement to a vote of holders of Subordinated Units shall be deemed to be a reference to the holders of Subordinated Units and Class B Subordinated Units. After the Subordination Period (i) the Class B Subordinated Units will have such voting rights pursuant to the Partnership Agreement as such Class B Subordinated Units would have if they were Subordinated Units that were then outstanding and the Subordination Period had not ended; and (ii) each Class B Subordinated Unit will be entitled to one vote on each matter with respect to which such Class B Subordinated Unit is entitled to be voted.

         D. The Class B Subordinated Units will be evidenced by certificates in such form as the General Partner may approve and, subject to (i) the restrictions specified in the Contribution Agreement, dated as of June 15, 2000, as amended, among the Partnership, U.S. Propane, L.P. and Heritage Operating, L.P., or the Subscription Agreement, dated as of June 15, 2000, as amended, among the Partnership and certain of the stockholders of Heritage Holdings, Inc., as the case may be, and (ii) the satisfaction of any applicable legal and regulatory requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units; and the General Partner will act as registrar and transfer agent for the Class B Subordinated Units.

         E. Notwithstanding any provision to the contrary set forth in the Partnership Agreement, the General Partner may not cause the Partnership to purchase Class B Subordinated Units during the Subordination Period.

         F. Except as otherwise provided in this Amendment and unless the context otherwise requires, the Class B Subordinated Units and the Subordinated Units shall be considered as a single class of Units, each Class B Subordinated Unit shall be treated in a manner that is identical, in all respects, to each Subordinated Unit, and each reference in the Partnership Agreement to Subordinated Units shall also be deemed to be a reference to Class B Subordinated Units; provided, however, that notwithstanding the conversion of the Subordinated Units into Common Units as provided in Section 5.8 of the Partnership Agreement, and after the end of the Subordination Period and until the Class B Subordinated Units shall have been converted as provided herein, each Class B Subordinated Unit shall, except as


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                  otherwise provided in this Amendment and unless the context otherwise requires, be treated in all respects as if such Class B Subordinated Unit were a Subordinated Unit and the end of the Subordination Period had not occurred and each reference in the Partnership Agreement to Subordinated Units shall be deemed to be a reference to the Class B Subordinated Units.

         SECTION 2. VOTE OF HOLDERS OF PARTNERSHIP SECURITIES AFTER ISSUANCE OF CLASS B SUBORDINATED UNITS. The Partnership shall, as promptly as practicable following the issuance of any Class B Subordinated Units, take such actions as may be necessary or appropriate to submit to a vote or consent of its securityholders the approval of a change in the terms of the Class B Subordinated Units to provide that each Class B Subordinated Unit is convertible into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units), effective upon approval of the issuance of additional Common Units in accordance with the following sentence. The vote or consent required for such approval will be the requisite vote required under the Partnership Agreement and under New York Stock Exchange rules or staff interpretations for listing of the Common Units that would be issued upon any such conversion. Upon receipt of the required vote or consent, the terms of the Class B Subordinated Units will be changed, automatically and without further action, so that each Class B Subordinated Unit is converted into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units).

         SECTION 3. AMENDMENT OF TERMS OF CLASS B SUBORDINATED UNITS IN CERTAIN EVENTS. If the Partnership's securityholders do not approve a change in the terms of the Class B Subordinated Units to provide that they are convertible as provided in Section 2 hereof by the requisite vote on or before January 7, 2001, then, effective as of the next succeeding day, Section 1.A. hereof will be deleted and replaced in its entirety, automatically and without further action, with the following:

         "A. Prior to the conversion of the Class B Subordinated Units as provided in Section 4 or Section 5 hereof:

                  (i) all allocations of items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class B Subordinated Units based on 115% of that which is allocated to the Subordinated Units, so that the amount thereof allocated to each Class B Subordinated Unit will be 115% of the amount thereof allocated to each Subordinated Unit (or, if the Subordination Period has ended, each Common Unit, except that the allocations to Class B Subordinated Units shall have the same order of priority relative to allocations on the Common Units as if such Class B Subordinated Units were Subordinated Units that were then outstanding and the Subordination Period had not ended); and

                  (ii) the Class B Subordinated Units shall have the right to share in Partnership distributions based on 115% of the amount of any Partnership distribution to each Subordinated Unit, so that the amount of any Partnership distribution to each Class B Subordinated Unit will equal 115% of the


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                           amount of such distribution to each Subordinated Unit
                           (or, if the Subordination Period has ended, each Common Unit, except that the right of holders of Class B Subordinated Units to receive distributions shall have the same order of priority relative to distributions on the Common Units as if such Class B Subordinated Units were Subordinated Units that were then outstanding and the Subordination Period had not ended); and

                  (iii) the Class B Subordinated Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions, that are based on 115% of the rights of the Subordinated Units, so that the amount of any liquidating distribution to each Class B Subordinated Unit will equal 115% of the amount of such distribution to each Subordinated Unit (or, if the Subordination Period has ended, each Common Unit, except that the rights of the Class B Subordinated Units upon dissolution and liquidation of the Partnership shall have the same order of priority relative to the rights of the Common Units as if such Class B Subordinated Units were Subordinated Units that were then outstanding and the Subordination Period had not ended)."

         SECTION 4. VOTE OF HOLDERS OF PARTNERSHIP SECURITIES AFTER END OF SUBORDINATION PERIOD. If the Partnership's securityholders have not approved a change in the terms of the Class B Subordinated Units to provide that they are convertible as provided in Section 2 hereof by the requisite vote on or before the end of the Subordination Period, then, as promptly as practicable following the date the Subordination Period ends, the Partnership shall take such actions as may be necessary or appropriate to submit to a vote or consent of its securityholders the approval of a change in the terms of the Class B Subordinated Units to provide that each Class B Subordinated Unit is convertible into one Common Unit, effective upon approval of the issuance of additional Common Units in accordance with the following sentence. The vote or consent required for such approval will be the requisite vote required under the Partnership Agreement, as then in effect, and under New York Stock Exchange rules or staff interpretations for listing of the Common Units that would be issued upon any such conversion. Upon receipt of the required vote or consent, the terms of the Class B Subordinated Units will be changed, automatically and without further action, so that each Class B Subordinated Unit is converted into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units). Concurrently with the distribution made in accordance with Section 6.3(a) of the Partnership Agreement in respect of Available Cash with respect to the Quarter in which the conversion of the Class B Subordinated Units is effected in accordance with the preceding sentence, an amount of cash equal to the amount of the distribution calculated in accordance with Section 3.A(ii) above shall be paid to each holder of record of the Class B Subordinated Units as of the effective date of such conversion, with the amount of such distribution to be equal to the product of (a) 15% of the amount to be distributed in respect of such Quarter to each Subordinated Unit (or, if the Subordination Period has ended on or prior to the first day of such Quarter, to each Common Unit) times (b) a fraction, of which (i) the numerator is the number of days in such Quarter up to but excluding the date of such conversion, and (ii) the denominator is the total number of days in such Quarter (the foregoing amount being referred to as an "Excess Payment"). For the taxable year in which an Excess Payment is made, each holder of a Class B Subordinated Unit shall be allocated items of gross


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income with respect to such taxable year in an amount equal to the Excess
Payment distributed to it.

         SECTION 5. CHANGE OF NEW YORK STOCK EXCHANGE RULES OR INTERPRETATIONS. If at any time (i) the rules of the New York Stock Exchange or the New York Stock Exchange staff interpretations of such rules are changed, or (ii) facts and circumstances arise so that no vote or consent of securityholders of the Partnership is required as a condition to the listing of the Common Units that would be issued upon any conversion of any Class B Subordinated Units into Common Units as provided in Section 2 or Section 4, the terms of such Class B Subordinated Units will be changed so that each such Class B Subordinated Unit is converted (without further action or any vote of any securityholders of the Partnership) into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units). If such conversion is effected after Section 3 has become effective with respect to the Class B Subordinated Units, the terms of the final sentence of Section 4 shall also apply with respect to the Quarter in which the conversion of any Class B Subordinated Units is effected in accordance with the preceding sentence.

         SECTION 6. ESTABLISHMENT OF TERMS OF CLASS C UNITS; DISTRIBUTION OF DISTRIBUTABLE LITIGATION PROCEEDS. There is hereby created a series of Units to be designated as "Class C Units," consisting of a total of 1,000,000 Class C Units. The Class C Units will be issued to the General Partner in conversion of that portion of its Incentive Distribution Rights that is entitled to receive any distribution made by the Partnership attributable to the net amount received by the Partnership in connection with the settlement, judgment, award or other final nonappealable resolution (the "Resolution") of that certain litigation between the Partnership and the Operating Partnership, as plaintiffs, and SCANA Corporation, as defendant, and filed in the County of Hampton, State of South Carolina, under cause number 99-CP-25-441 (the "Litigation"). The Class C Units will have a zero initial Capital Account balance. The following other terms and conditions will apply to the Litigation and the Class C Units:

         A. Decisions Regarding the Litigation. All decisions of the General Partner relating to the Litigation, including the strategy utilized in seeking a Resolution, shall be determined by a special committee of the board of directors of the General Partner consisting of one or more directors, a majority of whom are independent (as defined in the rules of the New York Stock Exchange) (the "Litigation Committee").

         B. Determination of Distributable Litigation Proceeds after Resolution of the Litigation. As soon as reasonably practicable after the time, if any, that the Partnership receives a payment in cash (or the final payment if more than one such payment is received or expected to be received) as a result of a Resolution of the Litigation, the General Partner, acting by and through the Litigation Committee, shall determine the aggregate net amount of such proceeds distributable by the Partnership (the "Distributable Litigation Proceeds") by deducting from the amount or amounts received by the Partnership all costs and expenses, including attorneys' fees, previously incurred by the Partnership, the Operating Partnership and/or the General Partner in connection with the Litigation


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                  and such cash reserves as are necessary or appropriate to
                  provide for Operating Expenditures, all as determined by the Litigation Committee in its sole discretion.

         C. Distribution of Distributable Litigation Proceeds. After such time as the aggregate Distributable Litigation Proceeds have been determined, the Litigation Committee shall determine the time at which such Distributable Litigation Proceeds shall be distributed to the Partners and the amount of any partial distributions if the Litigation Committee elects to distribute any of the Distributable Litigation Proceeds. Until such time as the Litigation Committee has determined to make a distribution of Distributable Litigation Proceeds, none of the Distributable Litigation Proceeds shall be deemed to be Available Cash. At such time as the Litigation Committee has determined to make a distribution of any Distributable Litigation Proceeds, the amount of such distribution shall be deemed to be Available Cash on such date and shall be distributed to the Partners as provided in Section 6.4(a) or
                  Section 6.4(b), as the case may be, after all other distributions of Available Cash to be made on such date shall have been made, provided, however, that any such amount otherwise distributable to the holders of Incentive Distribution Rights as provided in Section 6.4(a)(v), (vi) or
                  (vii), Section 6.4(b)(iii), (iv) or (v) or Section 12.4, as the case may be, shall instead be distributed to the holders of Class C Units, Pro Rata.

         D. Allocation of Income and Loss. Each holder of Class C Units receiving a distribution of cash as provided above in any taxable year of the Partnership shall be allocated items of gross income with respect to such taxable year in an amount equal to the cash so distributed to such holder. The Class C Units will not be allocated any other items of income, gain, loss, deduction or credit.

         E. Rights Upon Liquidation. The Class C Units will have no rights to share in any Partnership assets or distributions upon dissolution and liquidation of the Partnership, except to the extent that any such distributions constitute Distributable Litigation Proceeds.

         F. No Conversion. The Class C Units will not have the privilege of conversion into any other Unit.

         G. No Voting Rights. The Class C Units will not have any voting rights except to the extent that the Delaware Act gives the Class C Units a vote as a class on any matter. If any vote of the Class C Units is required with respect to any matter, each Class C Unit will be entitled to one vote on such matter.

         SECTION 7. RATIFICATION OF PARTNERSHIP AGREEMENT. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

         SECTION 8. GOVERNING LAW. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.



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         IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

                                 GENERAL PARTNER:


                                          HERITAGE HOLDINGS, INC.


                                          By:
                                              ----------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                 -------------------------------


                                 LIMITED PARTNERS:


                                          All Limited Partners now and hereafter
                                          admitted as limited partners of the
                                          Partnership, pursuant to Powers of
                                          Attorney now and hereafter executed in
                                          favor of, and granted and delivered
                                          to, the General Partner.


                                          By:  Heritage Holdings, Inc.,
                                               General Partner,
                                               as attorney-in-fact for all
                                               Limited Partners pursuant to the
                                               Powers of Attorney granted
                                               pursuant to Section 2.6 of the
                                               Partnership Agreement.

                                          By:
                                              ----------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                 -------------------------------


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